Exhibit 99.1
CHICAGO BRIDGE & IRON COMPANY N.V.

Q2 2014 CHICAGO BRIDGE & IRON EARNINGS CONFERENCE CALL

Speakers:

PHILIP K. ASHERMAN, President and Chief Executive Officer, CB&I
LUCIANO REYES, Vice President and Treasurer, CB&I
5 p.m., Eastern Daylight Time
Thursday, July 24, 2014

Transcript Prepared Exclusively for CB&I by

MALLOY TRANSCRIPTION SERVICE
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P R O C E E D I N G S
TELECONFERENCE OPERATOR: Good afternoon. My name is Holly, and I will be your conference operator today. At this time, we would like to welcome everyone to the CB&I second quarter earnings call. All lines have been placed on mute to prevent background noise. After the speakers' remarks, there will be a question-and-answer session. If you would like to ask a question at that time, simply press Star, then 1 on your telephone keypad. To withdraw a question, press the pound key.
Before beginning today's call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company's future plans and expected performance, are forward-looking statements that are based on assumptions the company believes are reasonable but are subject to a range of uncertainties and risks that are summarized in the company's press release and SEC filing. While forward-looking statements represent management's best current judgment as to what may occur in the future, the actual outcome or results may differ materially from what is expressed or implied in any such statement.
Now I would like to turn the call over to Mr. Philip Asherman, President and CEO of CB&I.
MR. ASHERMAN: Good afternoon, and thank you for joining us as we report Chicago Bridge & Iron's results for the second quarter of 2014.
We've got a little change this afternoon. Ron Ballschmiede, who I don't believe has ever missed an earnings call since he has been with the company, got ill this morning, and we sent him out to get checked. But it's great opportunity to reintroduce someone that you met at our Investor Day and during the course of business as our Corporate Treasurer, Luciano Reyes. Luciano has been with the company since 1998. He has been a corporate treasurer since the same week that I got my job, and I think certainly well versed in our finances, and he is going to provide the financial results for the quarter following a brief summary of the overall performance of the company from me.
Our second quarter produced solid results for CB&I. Our backlog of business on projects and shops, labs, and engineering offices increased nearly 30 percent year-over-year. We maintain our relentless focus on safety, capitalized on the continued growth in our markets, and achieved strong financial results. In the quarter, new awards totaled $4.2 billion, and year-to-date, CB&I has booked over $10 billion in new awards, resulting in a backlog of $31.5 billion as of June 30th. This quarter, we generated $3.3 billion in revenue and earnings per share of a $1.36, excluding integration‑related cost.
In safety, we continued our goal of zero injuries. Year-to-date, with more than 82 million work hours performed since January 1st, we recorded a lost‑time incident rate of .03, which is one of the best safety records in our industry. Projects with outstanding safety performance for hours work without a lost‑time accident included Ecopetrol's REFICAR project in Cartagena, Colombia, with 78 million work hours, Exxon's Papua New Guinea project with 21.5 million work hours, and the MOX Savannah River program in South Carolina with more than 19 million work hours, all without a lost‑time accident. These tremendous achievements on these projects are examples of our commitment to believe that zero accidents is achievable.
And as a safety record along with our long history of self-performed direct‑hire execution, that makes CB&I an employer of choice in the industry and continues to provide us access to the resources needed to hire and retain skilled workers. We are particularly focused on our direct‑hire model for recruiting, hiring, training, and managing craft labor for our LNG export and petrochemical projects along the Gulf Coast, as well as the anticipated demand for shop workers, technicians, and engineers.
Year-to-date, we have hired over 1,100 engineering and technical personnel primarily in the Gulf Coast region. Our direct labor will significantly ramp up next year through a peak period in 2016 and 2017 when we anticipate our direct‑labor head count for our construction and maintenance projects will be close to 20,000 direct‑hire workers.
One of the key mitigation factors in the demand for resources continues to be our flexibility to collaborate with other firms to strengthen our competitive position, such as our joint venture for projects with Zachry Corporation on Freeport LNG and Chiyoda Corporation for virtually all of the LNG developments in North America and Mozambique, our joint developments such as our agreement with Clariant for catalyst, our recently announced agreement with Versalis for low-density polyethylene and ethylene vinyl acetate copolymer technologies, our equity investments for technology development such as Chevron Lummus Global, our consortium with Westinghouse for the nuclear projects in the U.S., and our recent announcements on our agreements with China Power Investment and cooperation with China National Nuclear Corporation for the development of nuclear power in China. Now, we are confident that our ability to effectively collaborate with expert partners to maximize our competitive positioning in adjacent markets or geographies or better develop new products and technologies will keep CB&I a pacesetter in the industry.
Our new awards during the period are indicative of our global diversity across the markets in the energy infrastructure industry. They range from a combined‑cycle gas turbine power station in the U.S., technology license and FEED scope for a world‑scale ethane cracker in the U.S., significant maintenance modification and construction awards for the U.S. nuclear power units, long-term maintenance and operations at multiple chemicals' facilities throughout the U.S., storage spheres for a grassroots refinery in Saudi Arabia, storage for ammonia plant expansion in the U.S., delayed coking, hydrocracking, crude, and vacuum heaters in Oman, and operations and services work for the U.S. EPA, as well as numerous strategic, technology, environmental, and fabrication awards around the world.
Let me review in more detail relevant highlights from our operating groups. Our Engineering, Construction, and Maintenance Group had a very positive quarter with significant new awards and developments across our end markets. Third-quarter results included $3.2 billion in new awards, revenue of $2.3 billion, and a 66 percent increase in operating income over the comparable period last year.
Starting with power, during the quarter, we announced an EPC award for 607‑megawatt gas-fired combined‑cycle plant for Indianapolis Power & Light. Now, this award is a first of a series of gas-fired projects in the United States that we expect to be built, supported by the low cost of natural gas feedstock. CB&I has a strong track record in fossil power, as evidenced by our soon‑to‑be‑completed 550‑megawatt Ninemile combined‑cycle plant for Entergy in Louisiana, and we are currently preparing the plant for first fire in the coming months.
During the quarter, our U.S. nuclear projects completed key milestones. More specifically, at V.C. Summer, we set the CA20 module for Unit 2 and the first ring of the containment vessel for Unit 3, while at Vogtle we set the containment bottom‑head vessel for Unit 4 and started the CA1 module assembly for Unit 3.

Outside of the United States, we continue to make progress on positioning CB&I for future nuclear work in China. As recently announced, we finalized strategic agreements with China National Nuclear Corporation for future nuclear power generation projects in China. This, combined with our joint venture with China Power Investment, means CB&I has cooperative agreements in place with two of the three state‑owned corporations with the authority to own and operate nuclear power plants in China. We see strong fundamental drivers supporting developments in China as they aim to reduce their dependency on imports and experience growing demand for reliable and clean energy.
Our market leadership in nuclear power is also reflected in the growth of our Plant Services business. We were awarded an $800 million contract from Exelon for maintenance, modification, and construction services for their expanded nuclear fleet in the United States, and we continue to enhance the competitiveness of our maintenance business by broadening its addressable market in terms of clients and geographies, with locations now including Central and South America, Canada, and Asia Pacific.
Our oil and gas business continues to perform very positively, with a number of very tangible opportunities in the foreseeable future. Starting with LNG, our Australian Gorgon mechanical erection and instrumentation project continues to ramp with more than 2,800 people on‑site. Preparations for construction activities are underway for Wheatstone LNG, and in the U.S., the recently awarded LNG projects continue to move forward final investment decision.
Cameron LNG obtained its final FERC approval, clearing the way for a final investment decision in the third quarter. Also, Freeport LNG is essentially ready to go to the field in the third quarter. Our FEED work for Elba Island liquefaction project in Georgia continues to advance, and we believe we are well positioned for the EPC on that project. And in East Africa, we continue to progress our FEED activities for Mozambique. We are confident that our expertise and ability to address the complex demands of these projects will continue to lead to the EPC awards in 2015.
For petrochemicals, we announced an award for license, technology, and FEED for a world‑scale U.S. Gulf Coast ethane cracker during this quarter, which may convert to EPC before year's end. At our Ingleside OxyChem ethane project, engineering and procurement are underway. This project reflects the value of our business model, as it incorporates technology licensing, FEED, environmental services, piping storage, proprietary equipment, and EPC. We expect additional opportunities as it relates to the U.S. petrochemical market in the second half of 2014 and into 2015. Our Cartagena refinery expansion continues to progress well. We currently have more than 15,000 employees on-site and have completed over 78 million work hours without a lost‑time injury as this major project winds down this year. Also, our gas processing project in ExxonMobil in the Highlands in Papua New Guinea is also in the process of demobilizing, and we are tremendously proud of the success of this project on all fronts. They are particularly performing well in almost 22 million work hours without a lost‑time incident, an outstanding cost and schedule performance in an extremely challenging work environment.
Environmental Solutions had a very positive quarter. The operating group is showing positive trends as a result of focus, efficiency, and selectivity. Operating income nearly doubled from the same period last year, and new awards of 280 million during this period include contracts to provide operations and research services at a number of facilities for a governmental agency, site preparation for oil and gas developments, site remediation work in petroleum decontamination, and hazardous waste cleanup services.

We will continue to align with the end markets with the most opportunity and where our expertise is greatest and expect to continue to be within guided ranges for this business.
Our Technology Group had a record quarter. We booked over $500 million in new awards, combined with our unconsolidated equity joint venture with Chevron Lummus Global. Notably, these new awards were a good mix of scope, geographies, and addressable markets, including engineered products, refining and gasification, and petrochemicals. Awards include two gas plant equipment and module supply contracts, refinery heater contracts in Saudi Arabia and Oman, a new grassroots ethylene project in Turkmenistan, a high‑propylene cat cracker, and numerous strategic awards in China.
We continue to enjoy a strong prospect list and expect the second half of the year to be similar to the first with olefins and hydroprocessing continuing to lead the way in the United States, Russia, the Middle East, and China. We also expect to put major heater contracts associated with ethylene licenses previously awarded. During the quarter, we also continued to expand our portfolio of petrochemical projects and partnered with Chrysalis to license low density polyethylene technology used to manufacture a variety of projects, such as the rubber in your running shoes.
Fabrication Services had a solid quarter in both our pipe fabrication and steel plate structures business. New awards for the quarter represent a good mix of geography, end markets, and underpinning work. As indicated by the significant rebound in operating margin at the top end of our guided rage, we have addressed the impact of delays in client‑furnished materials and owner engineering reported last quarter by aggressively reducing head count and improving the contract mix in our shops, and we expect further improvement.
Demand for our piping products remains strong, with the significant traction in the Unites States, Canada, the Middle East, and Australia. We delivered our large, first diameter pipe spools for the Wheatstone LNG projects in Australia, shipped from our Abu Dhabi shop. We continue to make good progress on the module delivery for our U.S. nuclear projects. During the quarter, we shipped 44 nuclear modules and pipe spools on or ahead of schedule and made progress welding nuclear modules into large subassemblies at Vogtle and Summer.
Our storage and tank business reached a number of highs during the period as we air‑raised 27 large tank roofs, a company record, including large LNG and LPG roofs in China, Australia, Saudi Arabia, and the U.S. We currently have 59 pressure spheres underway in the U.S., the Middle East, and South America, and we continue to see high levels of prospect activity in our low‑temperatures and pressurized storage in the United States, as well as a good mix of work from Central and South America, the Middle East, and Canada from a variety of end markets.
So, in summary, our four operating groups had strong performance during the quarter, and we reaffirm our guidance for the year.
Now I will turn the call over to Luciano to report the financial details of our first quarter. Luciano?
MR. REYES: Thanks, Phil. Good afternoon, everyone. Let me take you through our solid financial performance for the quarter.
Revenue for the second quarter was $3.3 billion, up 444 million or 16 percent in the second quarter 2013. The increase for the quarter was primarily due to net increases on our large‑cost reimbursable projects in the Asia Pacific region and Colombia and progress on our large nuclear projects, all of which are included in our Engineering, Construction, and Maintenance Operating Group, or EC&M. This level of activity is expected to continue in the back half of the year, consistent with our previously announced full‑year revenue guidance of 12.6‑ to $13.2 billion.
Gross profit for the quarter totaled 381 million, or 11.6 percent of revenue, compared to 297 million or 10.4 percent of revenue in the comparable 2013 quarter. The dollar increase and percentage improvement in our gross profit for the quarter was driven by the higher revenue volume, improved mixed of work, cost reduction actions, and greater operating leverage.
Selling and admin expense increased 5 million to $98 million in the second quarter of 2014. Importantly, we continue to benefit from our operating leverage. S&A as a percentage of revenue increased—improved 30 basis points to 3.0 percent in the second quarter of 2014 from the comparable 2013 period. We expect our full‑year 2014 S&A as a percentage of revenue to be approximately 3.3 percent.
Integration‑related costs of $9.5 million, or 5 cents per share for the second quarter of 2014, were related primarily to facility consolidations, personnel relocations, and systems integration costs. We expect our full‑year integration‑related cost of approximately $30 million for the year.
In order to focus on the ongoing company's operating performance during the second quarter, I will discuss the results excluding the integration‑ and acquisition‑ related costs for both 2014 and 2013, as set forth in more detail in the earnings release.
Second quarter income from operations, excluding integration cost or adjusted income from operations, was $270 million or 8.2 percent of revenue, compared to 195 million or 6.9 percent of revenue from the second quarter in 2013.
Net interest expense for the quarter was $20.2 million, compared to 18.8 million in the second quarter of 2013, reflecting increased borrowings in 2014. Our income tax rate for the second quarter of 2014 was 30.4 percent, up from 28.2 percent for the comparable quarter of 2013. The lower prior tax year rate was primarily the result of previously unrecognized tax benefits. We expect our full‑year tax rate to approximately 31 percent, reflecting the changing geographic mix to our taxable income to higher tax rate jurisdictions in 2014.
Our net income attributable to non-controlling interest for the quarter totaled 24.7 million, an increase of 11 million over the 2013 period. The increase primarily reflects the increasing activity of our Gorgon MEI project. The summation of all that results in second quarter adjusted net income of $148 million or $1.36 per diluted share or $1.31 per diluted share on an as‑reported GAAP basis. Our full‑year adjusted EPS guidance remains unchanged at $4.80 to $5.65 per diluted share.
Our new awards for the second quarter totaled 4.3 billion for a book-to-burn ratio of 128 percent, compared to 2.5 billion of new awards for the 2013 comparable period.
Our June 30, 2014, backlog totaled $31.6 billion, up from 27.8 billion at the beginning of 2014 and up over 6 billion from the 2013 first quarter end, subsequent to the Shaw acquisition.
Now a few comments on our balance sheet and cash flow. Our balance sheet and liquidity remain strong, with a total shareholders' equity of $2.8 billion and revolver and other short‑term borrowings, net of cash, of 235 million. We continue to enjoy significant support from the credit markets, with 2.7 billion of available credit at June 30, 2014, of which over 700 million may be utilized for incremental borrowings.

During the first half of the year, we invested $58 million in CAPEX, paid $15 million of common stock dividends, repurchased 67 million of our common stock, and repaid 50 million on our term loan. We expect positive operating cash flows for the back half of the year.
With that, I will turn it back over to Phil.
MR. ASHERMAN: Thanks, Luciano. Now let's open the call for your questions.
TELECONFERENCE OPERATOR: All right. Ladies and gentlemen, if you would like to ask a question, simply press Star/1 on your telephone keypad, and your first question will come from the line of Andrew Kaplowitz with Barclays.
MR. KAPLOWITZ (Barclays): Good afternoon, guys.
MR. ASHERMAN: Good afternoon, Andy. How are you?
MR. KAPLOWITZ (Barclays): Good. How are you?
So you really didn't announce anything huge in the quarter. You had a very strong bookings quarter. You talked, I think, in previous calls about something like 3 billion a quarter for the next few quarters of work. So what in the quarter was higher than your expectations, and do you think you could continue to see this kind of momentum for the rest of the year?
MR. ASHERMAN: I think, you know, we talked about some potential targets for the end of the year, Andy. Even though we're not guiding to that, you know, we talked about the amount of prospects we still see in front of us and thought it could be achievable to get into that $15 billion range, and I still stand behind that.
One of the reasons my comments were so much longer is because of the broad diversity and types of awards we had that were very, very significant, and that's a great mix. I mean, that is great underpinning, long‑term work, and there's still some larger projects still out in front of us if we can get the timing right. So I'm very encouraged by what we see, particularly in the U.S. markets.
The international markets right now are primarily fabrication and technology‑type markets, but certainly, within the U.S., we see a tremendous amount of opportunity, including more petrochemical, ethylene projects in the U.S., and so we're very encouraged by seeing—by being able to achieve that target for this year.
MR. KAPLOWITZ (Barclays): Okay. And then, Phil or Luciano, earnings were obviously good in the quarter, but cash was another sizable burn. You said in the past that you expect this divergence to significantly improve toward the end of the year, and, Luciano, I noticed you said, you know, cash amount should be positive the second half of the year.
You know, I think the key question is do you still—do you expect free cash flow to equal net income later this year and then going forward from there? And, you know, obviously, there is the question around advanced payments from the new projects and how that factors into that, but how close can we get to net income with free cash flow, and when do we expect those to sort of equal each other going forward?
MR. ASHERMAN: Well, I think when you look at free cash flow, it's probably going to be a push towards the end of the year. We expect to hit some milestones certainly on our new projects, which have been a contributing factor to that. We certainly see some possibilities for some major down payments as some of the major EPC awards move forward, so that's certainly going to be a contributing factor, and just overall projects. We expect to see a lot of that get cleaned up before the end of the year and cash flow continuing to right itself.

MR. KAPLOWITZ (Barclays): Okay. So—and then, you know, just maybe a bit of a follow‑up. Can you give us a little more color on your power and government markets, you know, really the Shaw former business? You did announce a combined‑cycle job in the quarter, which is great, you know, and some significant nuclear maintenance awards. Do you see those markets picking up and—you know, or would you still characterize them in lethargic—and, you know, obviously, I think investors have been worried that you might have to take an impairment on the former Shaw business. Maybe you can talk about that.
MR. ASHERMAN: Yeah. No, I don't know that I've ever used that word "lethargic." I think the Plant Services, for example, has just done a tremendous job of leveraging expertise and expanding its relationships in the services to companies like Entergy and others.
We have also assisted that by making them part of our global footprint, and as a result, they've been able to address large maintenance jobs in four or five different locations internationally. We think that's expanding. So these guys are very good at this. Now, that's not our highest margin work, but it's really good in terms of keeping us in front of client relationships and, you know, significant volume associated with that. So I think that's better than what—significantly better, obviously, than when we bought it.
The Fabrication Services, you know, the first—we had a hiccup on the first quarter. Some of that had to do with just our kind of understanding of the utilization factors and association with these large projects, getting a better mix of projects and size projects that have different book‑and‑burn characteristics, and perhaps an overreliance on some of the larger jobs that we had booked but had had some delays, as I mentioned, in client‑furnished materials and engineering.
We fixed that. We're at the top of the range. I think it's 11 percent, we are reporting in operating margins this year, and I think we can do even better. So as we expand that with not only our own backlog but the external work, there's very little CAPEX that's been announced, certainly in the Americas and elsewhere, that we don't have an opportunity to get a piece of, and then—so those are the Shaw businesses.
And so nuclear continues to make great progress. The combined cycle was extremely important because—to get that first one, especially, because the reference plants and just the experience associated with doing those plants is going to be extremely beneficial in getting the following plants, so we're very excited about that.
So I'm not lethargic at all about the business. I don't think impairment is an issue. I think it's just going to continue to grow, and we see more and more opportunities.
MR. KAPLOWITZ (Barclays): All right. Thanks, guys. Appreciate it.
MR. ASHERMAN: Thanks, Andy.
TELECONFERENCE OPERATOR: And your next question will come from the line of Michael Dudas with Sterne Agee.
MR. DUDAS (Sterne Agee): Good afternoon, gentlemen.
MR. ASHERMAN: Good afternoon, Michael.
MR. DUDAS (Sterne Agee): And I hope Ron feels better soon.
MR. ASHERMAN: I'm sure he will. He'll be fine.
MR. DUDAS (Sterne Agee): That's great news. Thank you.

First question. The engineering, construction business had very strong margin performance, good revenue growth. Can you expand a little bit about how that's been working and the improvement we've seen and, you know, how mix and some of the new business targets ahead of us could maintain or even accelerate some of those productivity and margin gains in that business?
MR. ASHERMAN: Well, you know, we're seeing more and more movement of these jobs that we've been working in FEED in the very front end, the preliminary engineering, finally started getting some traction and some pace.
As I mentioned in my comments, we think Freeport, we can go to the field virtually any time with some additional approvals there, but we're pretty much ready to go. And we can go to the field, so you're going to see that.
You know, I think just overall, generally, you know, we've taken a little bit of cost. We've consolidated. We've done a lot of things to make sure that we're efficient on all fronts, and I think that's what you're seeing. So just the performance is much better, and it's nice mix of work, certainly in North America. You know, and I think when you look in front of us, we've probably got four ethylene projects, and it's still possible to book this year, and there's about nine worldwide. And those are of the size that we should be very competitive and very much involved in, even if not just from a technology but certainly in the U.S. on the EPC side, so we're seeing all of that.
So we're very pleased to see the margins at the top of that range, and we hope that as perhaps demand increases, we might see some incremental improvement on that.
MR. DUDAS (Sterne Agee): Appreciate that feedback. And just my second question, just maybe a little more, bigger picture, international. It seems like each quarter, we have more geopolitical and tensions in some of the areas of the world that you might be working in. Any observations or anything that you're seeing that would cause a bit of concern or maybe a slowdown a little bit in orders or business there, or could that be an advantage for some of the North American opportunities to kind of leapfrog as we look longer term?
MR. ASHERMAN: Well, specifically Russia, for example, and the sanctions, we've had a couple of questions about that—and is there any exposure. We had that. I mean, they are very narrow. The sanctions are very narrow. We haven't seen any impact. We really don't anticipate, and that affects mainly our technology licensing business in Russia. Should those—should those sanctions expand, I think our exposure is fairly minimal in terms of certainly our outlook this year, and when you spread it over multiple years, I don't think that will be certainly much of an impact, other than we've always enjoyed a fairly robust business there from a technology standpoint.
In the Middle East, certainly our primary business there these days has been in Technology and Fabrication Services. We haven't seen really an impact on that business, but that's less geopolitical in terms of our market opportunities than just certainly competitive issues. So, on that front, we've—we have not seen—
The positive side is the work that is driving the CAPEX that we see throughout the Americas. We continue to see new opportunities and new discussions around a wide range of investments and CAPEX, particularly in our energy markets, and particularly in the ones that we're well positioned for. So that has been a very positive impact on projects that, quite honestly, like the one up in Eastern Canada, that probably wasn't even on the screen a year ago. So there's a lot of discussion and aggressive development on CAPEX and energy in the U.S., and I think we can be a part of much of it.

MR. DUDAS (Sterne Agee): If it doesn't happen now, I'm not sure when. But, Phil, thanks for your time. Appreciate it.
MR. ASHERMAN: I agree, Michael.
TELECONFERENCE OPERATOR: And your next question will come from the line of Jamie Cook at Credit Suisse.
MS. COOK (Credit Suisse): Hi.
MR. ASHERMAN: Hi, Jamie.
MS. COOK (Credit Suisse): Good evening, and congrats on a nice quarter.
MR. ASHERMAN: Thank you.
MS. COOK (Credit Suisse): I guess a couple questions. One, you know, I think last quarter, you guys talked like on the tech business that profit dollars should grow in the double‑digit range. Is that still the expectation? In the back half of the year—and you actually had like, I think, 23 percent growth, which was above sort of my target. So can we continue to deliver that type of growth?
The second question relates to capacity. Phil, just given the success that you guys have had so far, are there any concerns from customers about your ability to take on, you know, some larger LNG projects, just because of the success you've had to date?
And then my last question relates to how you're thinking about share repurchase, just given, you know, the performance of your stock more recently. Would you be more aggressive on a share repurchase to sort of show your sort of, you know, longer term confidence in the earnings power of the company? Thanks.
MR. ASHERMAN: Thank you. Okay. Let me address technology. I absolutely think that you can expect to see the same kind of performance in the second half of the year that we're experiencing in the first half of the year. You know, these new awards, Jamie, with Clariant Versalis, these guys have just done a tremendous job of just not depending on the technologies that we've had over the years to continue to sell more of those and license more of that. What they've done is look at their business very creatively and put together technologies, collaborations, and other opportunities in a very interesting way to our marketplace and expand their opportunities tremendously and new licensing opportunities as well as a follow‑on catalyst, and that's going to continue. And so we see that Technology is going to have a very good year this year.
In terms of capacity, you know, I mentioned that we hired 1,100 engineers. Just to date, I think we have maybe a couple hundred on open reqs, but we don't see any constraints around engineering. That is something we constantly communicate with our current customers as well as new ones. We certainly don't see any constraints.
The direct‑hire issue, when you look at the curves out there, we currently have about 8,000 direct‑hire employees in the affected regions where all this CAPEX is going to occur. When you look at Gulf Coast from a labor standpoint, that really extends from the Carolinas down through Texas, simply because that's the market that we can recruit direct labor from. So we got 8,000 on hand.
We've got inactive employees. When you put the legacy Shaw employees and our database together, there's over 116,000 of direct‑hire employees that are in our database that are inactive that we can certainly draw from, a good number of those.
And then during our current recruitment, we have a current database of probably close to 45,000 registered craft workers that can contribute to that overall peak that we're seeing, around 20,000 craftsmen from 2016 and 2017, which means that if all our numbers are correct and our assumptions are correct, we'll probably only have to train and hire about 10 percent of that workforce. That is not an overwhelming number. We are building training centers in Louisiana and Texas. We're working with all the states. You know, we're going direct‑hire most of these people. So we've got very aggressive plans for all of that. So that's the kind of message that we give to our customers and prospective customers, show them the data, understand. You know, when you look at escalation of labor wages and you look at probably 2006 to now, mechanical rate has probably only increased by 36 cents. Now, you can anticipate escalations certainly, but it's not going to be—again, I don't think it's—it's going to be certainly achievable. So that's the kind of things we're thinking about.
So it's a challenge, certainly, but that's the business we're in, and we're pretty confident that we're going to be able to meet that.
MS. COOK (Credit Suisse): And then last on the share repurchase?
MR. ASHERMAN: On the share repurchase. You know, we talked to you about our capital allocation plan and how we're going to deploy our capital, certainly share repurchase along the lines of what we've experienced to date. I don't think you're going to see us with any extraordinary type of plan to repurchase this year. We're looking at some additional, perhaps, adds to our Technology business, some addition of capital we may deploy to our Fabrication. We think that's a good return for our shareholders' capital. So I think as we described our share repurchase and all the other components of our capital allocation plan, that's what we're going to continue to do through this year.
MS. COOK (Credit Suisse): Okay, great. Thanks. I'll get back in queue.
MR. ASHERMAN: Thanks, Jamie.
TELECONFERENCE OPERATOR: And your next question will come from the line of Robert Norfleet with Alembic Global Advisors.
MR. ASHERMAN: Hi, Robert.
MR. CHEN (Alembic Global Advisors): Hi. This is actually Nick Chen for Rob Norfleet. First of all, congratulations on a great quarter.
MR. ASHERMAN: Thank you, Rob—Nick? I'm sorry, Nick.
MR. CHEN (Alembic Global Advisors): Yeah, no problem.
We were curious. At this point, are you actively looking to divest any assets from your portfolio, and if so, what would the proceeds be used for?
MR. ASHERMAN: Well, you know, one of the advantages we have—and have in the diversity and the scale now within our combined companies is there are assets, which may not be as core as they were seen before we made the combination, and so we are looking at those things. And there are several things we're considering. Obviously, I can't get too descriptive right now. All those—any kind of conversation is—we have nondisclosure agreements and so forth, but we're actively looking at specific assets that are noncore.

We'd like to—depending on the value and where we are, certainly share repurchase in that instance would be certainly an alternative to deploy these assets, depending on how much we got for the assets and a number of other factors, but in the absence of those divestitures, certainly the capital allocation plan that I mentioned to Jamie is certainly what we have in front of us.
But, yes, we are looking at certain assets that we may divest.
MR. CHEN (Alembic Global Advisors): That's great. Thank you.
MR. ASHERMAN: Okay.
TELECONFERENCE OPERATOR: And your next question will come from the line of Will Gabrielski with Stephens.
MR. ASHERMAN: Hello, Will.
MR. GABRIELSKI (Stephens Inc.): Good evening. Can you talk about the PNG and Cartagena ramping down and then what you have ramping up how—can you keep the sequential growth going across revenues through this year and into next year still?
MR. ASHERMAN: Yeah. Well, yeah. PNG has just been a great job. I mean, it's not just a great job for us, but I think—I don't know when ExxonMobil's earnings call is, but I think they are probably going to talk about this.
When you look at not only the gas conditioning portion of that, but also the liquefaction trains that Chiyoda, our good partner in many other projects, have built, I think ExxonMobil would tell you that this is probably one of the best economical projects in terms of cost and schedule and all the factors that we've seen certainly in LNG. So they're going to be very, very proud of that. We're very proud of that, and we will demobilize that certainly within—demobilize off that project within the next couple months or so, so that's a project with a great result.
When you look at Cartagena, we've still got a lot of people on there. We're going through commissioning. We're turning over systems. So that's a little slower ramp‑down. Like I said, we still have 15,000 people working on that job, so that will take a little longer, but in the whole scale of the job, that's certainly on the back end of that. And I think, again, the startup is going very well. It's a big challenge. It's a huge job and one that's going to take a lot of effort from the owner to get the systems turned over, but again, I think that job has been extremely successful.
Where that plays out in overall curves, I mean, we started looking at that a long time ago, what's going to take the place of that. I think when you look at the curves, certainly our LNG export facilities in the U.S., some of the large petrochemical projects in the U.S., most of it is in U.S. in terms of the value and the size of the project that will take the place of those in our backlog.
MR. GABRIELSKI (Stephens Inc.): Okay.
MR. ASHERMAN: And that's always been assumed in our forecast and our guidance as far as those jobs coming down and the new ones coming up.
MR. GABRIELSKI (Stephens Inc.): Oh, okay. Can I push you a little harder following up on Andy's question on cash flow?
MR. ASHERMAN: You can try.
MR. GABRIELSKI (Stephens Inc.): Yeah. No, I don't want to call it like—it was sort of like a noncommittal, well, cash from obsolete positive, but when you are printing 140‑, $150 million—
MR. ASHERMAN: Yeah.

MR. GABRIELSKI (Stephens Inc.): —in GAAP net income and have $50 million in D&A, like it ought to be, so I'm just wondering, What do you see as the headwinds or tailwinds to getting to cash from obs converting at or better than net income by at least the D&A amount?
MR. ASHERMAN: Well, what I said was really what we see. Of course, if that didn't happen, then that would be a headwind, and that would be—if we failed to make the kind of progress in the milestones associated with our nuclear modules, I mean, that's—that is going to be very important to hit those goals.
Again, what we anticipate in our cash flow in terms of the down payments for the large LNG jobs, that's certainly going to be helpful, and the overall operations of the company contributing to the cash flow. So if those six or seven drivers didn't occur, that would certainly cause us some concern. There's no reason at this point to think that it's not. So where we anticipate—that's why we made the statement that cash flow is going to be positive by the end of the year.
MR. GABRIELSKI (Stephens Inc.): Okay. And I know that Q—
MR. ASHERMAN: It should get better after that.
MR. GABRIELSKI (Stephens Inc.): I appreciate that. Thank you.
I know the Q is not out yet, but I'm sure it will have some color in there that will—enables us to at least analyze what the non‑cash earnings, exact impact was from the Shaw acquisition, which will get a lot of air play once we're all disconnected from this call. So is there any color you want to add around that for the quarter or for the rest of the year?
MR. ASHERMAN: State your question again?
MR. GABRIELSKI (Stephens Inc.): The non‑cash earnings impact that results from the fair market value—fair market value adjustments that you made through the purchase price allocation process for the Shaw deal, I was just wondering if there was any—
MR. ASHERMAN: Well, we—
MR. GABRIELSKI (Stephens Inc.): I mean, this is like an opportunity for you guys to address that publicly, so I just wanted to bump it up here.
MR. ASHERMAN: Well, thank you, Will, and what I'll say publicly is, you know, we stand by—certainly behind our practices and our judgments made on that and the validity of our financial statements and our earlier statement that we made when that report, which we deemed was misleading and inaccurate, came out. We feel we've been very responsive to all the inquiries we've had, and certainly, there's been some comprehensive reports published by analysts, such as you and others, that we feel have been very thorough and again comprehensive, and I think that's been good.
I think we can move on, but certainly—and I think if you look in the 10‑Q that we've provided even greater detail on the acquisition accounting. So look at that. If you have any detailed questions after reading that and the other reports that you would like to source, I'll be more than happy to go through that with you again.
MR. GABRIELSKI (Stephens Inc.): Fair enough. Thank you very much.
MR. ASHERMAN: Okay, Will.
TELECONFERENCE OPERATOR: And your next question will come from the line of John Rogers with D.A. Davidson.

MR. ROGERS (D.A. Davidson): Hi. Good afternoon.
MR. ASHERMAN: John, how are you?
MR. ROGERS (D.A. Davidson): Good, good. Hey, just a couple of follow‑ups on that cash flow for a second. The positive cash flow that you're seeing in the second half, are you assuming any of the recoveries on—related to the nuclear projects in there? You mentioned—
MR. ASHERMAN: We haven't—
MR. ROGERS (D.A. Davidson): —some milestones, but—
MR. ASHERMAN: No. I mean, that would certainly be great.
MR. ROGERS (D.A. Davidson): Yeah.
MR. ASHERMAN: But we haven't assumed that. We haven't assumed that. It's just—it’s taken time and we just haven't assumed that, so we're not counting on that. So it's the normal operation of the job, the cash flows from our projects' progress. I mean getting it the old‑fashioned way. So those—that's the basis of our assumption.
MR. ROGERS (D.A. Davidson): And where are you in terms of those recoveries, timeline and process?
MR. ASHERMAN: Yeah. Well, the recoveries, you know, it's not in litigation. It's in—
MR. ROGERS (D.A. Davidson): Yeah.
MR. ASHERMAN: It's in negotiation, and negotiation, by the nature of the claim, is led by Westinghouse because it's on the basis of the value of the changes required by the regulatory—regulatory requirements. You know, I don't think anybody would tell you it's a matter of entitlement. It's just negotiations on what that entitlement is worth. So cost that we have wrapped up in that certainly would be released, if we could get a settlement on that. So we're—you know, I think all parties involved would like to get this thing resolved as soon as possible and working towards that end.
MR. ROGERS (D.A. Davidson): And in terms of your guidance for the year, you're still—it's got a pretty big range here in terms of earnings—
MR. ASHERMAN: Yeah.
MR. ROGERS (D.A. Davidson): —in the second half. Can you—
MR. ASHERMAN: Yeah.
MR. ROGERS (D.A. Davidson): —give us a little bit of color on how we should think about the possibility that—
MR. ASHERMAN: I guess—I guess—you know, it was given to you last November, so I guess I could have—
MR. ROGERS (D.A. Davidson): Yeah. No, I know.
MR. ASHERMAN: But I—you know, I'm really—I'm really encouraged by what we're seeing in this. I mean, I'm more optimistic than I am anything else in terms of where we're going to fall within that range, and I think when we look at the estimates by the analysts out three, I think—I think, you know, hopefully, we—we're—hopefully, we're going to be in the middle range, like the middle of the fairway, like everyone else, so we're very encouraged by what we see.
MR. ROGERS (D.A. Davidson): Well, thank you. Appreciate the help.
MR. ASHERMAN: All right, John.

TELECONFERENCE OPERATOR: And your next question will come from the line of Chase Jacobson with William Blair.
MR. ASHERMAN: Hello, Chase.
MR. JACOBSON (William Blair): Yeah. Hey, good afternoon. Can you guys address—address the competitive—the competitive environment? One of your European competitors this morning seemed to be a little bit more cautious on that than what we've heard recently. I think they even compared it to 2009 and 2010 in the Middle East, so just what you're seeing there?
MR. ASHERMAN: Yeah. I think I know what you're talking about there, but I think from our perspective, we're very fortunate to be positioned so well in the North American marketplace. I think—I think a tremendous amount of CAPEX around the world. I think if you look at the concentration in energy infrastructure, primarily in North America, if you're not positioned there, then I think—I think it's going to be difficult.
We see a lot of technology activity in the Middle East, but I think you're still fairly well marginalized by the involvement in the Koreans, and it's a very stiff competition out there. Offshore, floating LNG, those are very good opportunities, but again, they are very opportunistic. And so if you're not engaged in Australia and you're not engaged or well positioned in North America, it could be a little tougher, so we're very—we're very fortunate to be positioned in both of those areas, and that's how we see it.
But I also think, you know our business model is not overly dependent on EPC work, even as that cycles throughout the world, offsetting cycles. You know, there's so many ways that we can participate anywhere in the world in a variety of ways in fairly high‑margin businesses. We think we've got an advantage there, as well.
MR. JACOBSON (William Blair): Okay. And then on the Fabrication Services, sorry if I missed it, but can you address why the revenue was weaker there? And even with the weaker revenue, you guys did a good job on the operating margin. So is that because of mix, or is that because of things that CB&I is doing to help improve the margin in that business?
MR. ASHERMAN: Yeah. Well, we had to respond. We haven't seen all the improvements that we'd like to see out of the—what happened to us first quarter where we had underutilization combined with delayed plant‑furnished materials and engineering drawings from other projects and other clients. That hasn't completely righted itself yet.
What we did do is take a very aggressive view on our cost structure, our indirects, our flow, and our capacities on our projects and made some tremendous changes to get those margins back where they needed to be. So I think as soon as we get that equilibrium between what's supposed to come in the door and what we're going to be producing, I am pretty encouraged that we might see those margins continue to improve, because we did the hard part this quarter, right? So I think as the flow gets more stabilized, I think there's every opportunity to increase margins.
MR. JACOBSON (William Blair): Okay, thank you.
TELECONFERENCE OPERATOR: And your next question will come from the line of Vishal Shah with Deutsche Bank.
MR. ASHERMAN: Hello, Vishal.
CHAD (Deutsche Bank): Hi. This is actually Chad on the line for Vishal. Thanks for taking my question.
MR. ASHERMAN: Sure, Chad.

CHAD (Deutsche Bank): So with most of the ethylene crackers likely will have been awarded by the end of 2014, it leads me to kind of look towards the derivative opportunities. So I just wanted to get a sense of what you're seeing in the market, you know, what are—are you seeing a greater increase for FEEDs? What's the timing? Any color would be very helpful.
MR. ASHERMAN: Yeah. Well, I'm not sure I think all the crackers are going to be awarded by 2014. I think we kind of saw this as kind of successive waves of opportunity over '14, '15, and perhaps into '16. So we're seeing some kind of nontraditional investment exploring around the U.S. that perhaps isn't on everyone's screen. So I think there's going to be quite a bit of ethylene investment over the next 3 years.
We think—you know, I mentioned that we think there's perhaps four this year. There's probably nine outside—nine in the rest of the world—or total in the rest of the world, and of course, our EPC and our conversion opportunities is probably strongest in the U.S. than elsewhere. So, you know, that's a market we're always going to continue to work.
I think as gas—cheaper gas gets closer, you got to think that cheaper feedstock is going to drive more downstream and more derivative investment and more projects, downstream projects. We haven't seen a lot of that yet, but certainly, you can only assume that that—successive waves are going to drive that CAPEX, particularly in the United States.
You know, I think the other thing is we're seeing some very interesting prospective investors from all over the world and in Asia coming to the United States to look at how they can get positioned for their stuff too. So I think it's going to be a very interesting market for all the petrochemical with downstream derivatives over the next few years.
CHAD (Deutsche Bank): That's helpful. And then just switching over to the Fabrication Services business, it seems like awards have slowed down a little bit. So could you talk about what do you see in your pipeline? How do you see growth trending over, you know, the next, you know, year or so?
MR. ASHERMAN: Well, you know, again, we are, for example, probably largest union pipe fabrication—pipe fabricator in United States. We are probably one of the largest pipe fabricators, period, globally, and that's what these jobs are going to take. They are going to take a lot of capacity. So we have not only our U.S. jobs to draw on but certainly our international jobs to draw on. So, as you see the CAPEX starting to ramp up and get closer to construction, I think you are going to see certainly the work and the demand for those services increase even more. So there are very few constraints to that.
You know, it doesn't take a lot of capital for us to expand our fabrication capacities. We have a number of alternatives in our plants now, and certainly, you know, it's not an overwhelming CAPEX requirement to expand by adding lay‑down, by adding machines, by doing that sort of thing. So we are pretty confident we are positioned well.
I think the real growth longer term is going to come internationally. Shaw in its business model had some very well‑placed plans and good, good operations there. I think we are going to take that model and look elsewhere in the world and see how we might position ourselves for other opportunities. But I think the real opportunity for us in terms of growth is going to be again this North American energy CAPEX.
CHAD (Deutsche Bank): Great. Thank you.
MR. ASHERMAN: All right.

TELECONFERENCE OPERATOR: And your next question will come from the line of Martin Malloy with Johnson Rice.
MR. ASHERMAN: Hi, Marty.
MR. MALLOY (Johnson Rice): Good afternoon. On the pipe fabrication segment, what inning would you say we're in, in terms of the awards of the piping work for the build‑out along the Gulf Coast? And in conjunction with that, that was a higher margin business for Shaw, 20 percent‑plus gross profit margins, and you're already doing over 11 percent. How should we think about your margins going forward as we look out into '15 and '16? Is there a new range that would be appropriate?
MR. ASHERMAN: Now, remember our Fabrication Services is a combination of our steel plate structures and our fabrication services—our pipe fabrication, right? So it's a consolidated number between those two businesses, but both doesn't mean to say that we can't continue to increase our margins. I mean, we're seeing tremendous opportunities in our steel plate structure business, as well. We're probably building a record number of spheres, which are higher margin vessels—or higher margin tanks themselves. I think 59 of them right now throughout the United States. It's just a tremendous market. So between that and the growth of the pipe fabrication, you know, there's no reason to think that margins can remain pretty high in that business.
What inning are we in? You know, I don't know, if you're talking inning or quarters, but I think we're very early in the game, very early in the game. I think as this thing gets traction and we're doing a great job of covering the market, even beyond our backlog, I think we're very intent on making sure that we increase our position and get more and more of the wallet on all the CAPEX that's being invested in the United States. We're not going to let this opportunity pass.
MR. MALLOY (Johnson Rice): Okay. And then just on the LNG side, did I hear correctly in the prepared comments? Did you say Elba Island was a potentially EPC award?
MR. ASHERMAN: You did, yeah.
MR. MALLOY (Johnson Rice): Second half this year?
MR. ASHERMAN: Yeah.
MR. MALLOY (Johnson Rice): Okay.
MR. ASHERMAN: Yeah. You know, we've been doing the preliminary work and the FEED work with Shell. The job is a little bit smaller in terms of—in terms of capacity than we've seen, but it's a great job, and you know we did the original re‑gas. So we're hopeful that we're going to be able to convert that this year.
MR. MALLOY (Johnson Rice): Okay. Thank you very much.
MR. ASHERMAN: All right, Marty. Take care.
TELECONFERENCE OPERATOR: And your next question will come from the line of Jerry Revich with Goldman Sachs.
MR. ASHERMAN: Hi, Jerry.
MR. REVICH (Goldman Sachs): Hi. Hi. Good evening, Phil. Good evening, everyone. Can you talk about how we should think about project timing on Golden Pass LNG, and also can you touch on how the Mozambique LNG work is going? I guess there is some chatter about potentially that turning into a floating LNG project, and we'd love to get your thoughts around that, as well.

MR. ASHERMAN: God, that would be a—that would be a terrible thing to happen.
But going to Golden Pass, I think it's moving forward. We see signs, very aggressive signs moving forward. Should we be fortunate to be awarded that, that would be a joint venture with our partners at Chiyoda. So when—you know, going back to Jamie's question about capacity, having these partnerships with people like Chiyoda and the engineering, that gives a lot of comfort level and our owners a lot of comfort level that they can source—they can source a lot of technical talent for these jobs, and I think that's—so I think that might—that certainly—you might hear something on it this year in terms of where that stands that's on Golden Pass.
As far as Mozambique, you know, the contractor list is continually being rationalized and looked at. We feel pretty good about our overall position on that job. We have established a beachhead there in Mozambique. We're taking that job very, very seriously with our joint venture group of Chiyoda and Saipam. I think it's a good strong team.
Have not heard I think in all these— just as we saw in Browse, if you remember that wonderful job down in Australia, we heard some discussion about that, but we've not done anything differently in our planning or our modeling for the job and nor has anybody told us that they're changing their plans to some other approach. So we're approaching this thing as previously described, and again, I think towards the end of the year and beginning of '15, you're going to see some real traction on that job.
MR. REVICH (Goldman Sachs): And, Phil, just to clarify that last point, do you think you see a final investment decision or a further reduction in the number of contractors?
MR. ASHERMAN: I think they'll get closer to who they want to the team, the selected team, and I think once they have that, then they'll finalized the FEED and the technical decisions around that job, and then they'll go towards a final investment decision.
MR. REVICH (Goldman Sachs): Okay. And then in EC&M, you had a nice pickup in the revenue burn in the quarter. I'm wondering if you can just talk about the project drivers, how much of that was the nuclear projects. What were the other major drivers of the sequential increase?
MR. ASHERMAN: Yeah. Part of that was nuclear. Certainly, we had some major milestones we did make. We're trying to pick up pace on the ones still in front of us, so that was part of that. We certainly have seen some acceleration on some of the Australian jobs, were good performers, and just overall progress on our projects, I mean, it's a big backlog, I think, of the 30—when I say $32 billion, probably $20 billion or so resides in Engineering, Construction, and Maintenance. So across the board, they've been making their targets, and progress has been good. So it's not a matter of homeruns on the revenue. It's a matter of just good performance and a lot of doubles and triples.
MR. REVICH (Goldman Sachs): Thank you very much.
MR. ASHERMAN: All right. Thank you.
TELECONFERENCE OPERATOR: And we have reached the end of the allotted time for questions and answers. Your final question today will come from the line of Steven Fisher with UBS.
MR. FISHER (UBS): Hi. Thank you very much.
MR. ASHERMAN: Gave you the final question, Steven.
MR. FISHER (UBS): Excellent. Thank you for fitting me in.

MR. ASHERMAN: A lot of pressure.
MR. FISHER (UBS): They'll be good ones. Don't worry.
MR. ASHERMAN: All right, good.
MR. FISHER (UBS): To follow up on the labor discussion, I mean, it sounds like you're comfortable with your ability to get the labor you need, and that you're not seeing a lot of inflation now. But I guess, just to be clear, if labor inflation were to become double digits, would you have the room and flexibility in your LNG contracts to manage that and retain your profitability targets?
MR. ASHERMAN: Yeah. We think we've estimated those pretty well based on what we see—and what we see. You know, there's a lot of historical data. We've got thousands of people working right now, so we—and, you know, we've got—we're positioned for a lot of that CAPEX that we talked about. I mean, so we're around most of that. So, yeah, we're—labor can be an issue. Labor is not just a—you know, it's not really just about overall rates but certainly the mix and the productivity. So our ability to get the right people—not just the numbers of people, but the right people—is the reason we're focusing so hard on certainly identifying qualified skilled labor, that 43,000 people that have applied to us, you know, checking out them and make sure we got the right labor. So that's really important. So its mix is as important as certainly the absolute rate. So we can affect that. We can affect that, the overall cost of direct labor.
We've said for a long time now, we think we're in better control of that because of indirect hire rather than to rely on subcontractors, and we're continuing along that line, and again, we're working real hard on it.
So, yeah, there could be. I think whenever you get into peak demand, as we saw back in—when was that? '4 through '7? You know, we also watch the supply market. You know, again, carbon steel is maintaining its pricing. We've seen a little uptick in stainless, but again, those materials or those commodities which affect material pricing, particularly when you get to buying your bulk materials, that's when you might feel a pinch on that. So we feel like we know that market pretty well, and we've anticipated that. So it's not just contract; it's how you manage the job. So we think we're in pretty good shape for this.
MR. FISHER (UBS): Okay. And then, last here, the schedule on the nuclear projects looks to be a bit more extended than it was previously, but I think you've got some protections in your contract for that. Can you just maybe clarify what that—or the project extension time frame means for CB&I's profitability?
MR. ASHERMAN: Well, the profitability doesn't change. I think we're talking about the Unit 2 on Vogtle, for example, is late 2017 or early 2018, and there's a lot of activity to go to get that unit up and running, and then we have the second one. But we feel pretty confident that we're going to—it really doesn't affect it. If we have to re-baseline, do any schedule re‑baselining or re‑estimating, that just moves things to the right, and anything like that would be on the backs of new regulatory requirements of these projects.
Again, I think the important thing, the prism that I think people need to look through on these nuclear jobs is it's really about building the safest and most reliable nuclear projects in the world, and that's what we're doing. That always doesn't lend itself to fast‑tracking projects, but—and the quantities haven't changed much. But certainly, the pace is affected by it. So it doesn't really affect our profitability, I guess, and we're well protected in the contract, very prescribed, and if there are changes, I mean, the contract is very definitive in terms of who is entitled to what. So, you know, if I'm given the opportunity, I'd sign the same contract tomorrow on a new nuclear facility, if given the opportunity.
MR. FISHER (UBS): Hopefully, you'll get that opportunity. Thanks a lot.
MR. ASHERMAN: I hope so too. Thank you.
TELECONFERENCE OPERATOR: And that was the end of the allotted time for questions and answers. I'll turn the call back over to Mr. Asherman for closing remarks.
MR. ASHERMAN: Thank you, Holly. Well, first of all, let me thank everybody for participating on our call this afternoon. As I said earlier, we remain confident in our ability to deliver revenue and earnings growth consistent with our expectations for 2014 and convert new awards activity into long‑term shareholder growth. We continue to be very optimistic about our markets and prospects, and it's shaping up to be another strong year. We appreciate your interest in CB&I and your confidence in our company.
As a reminder, we are going to host our annual Investor Day in New York on November 10th and 11th. So please save the date and be on the lookout for additional information soon.
This concludes our call. Thank you.
TELECONFERENCE OPERATOR: And once again, we'd like to thank you for your participation on today's CB&I second quarter earnings conference call. You may now disconnect.